EXHIBIT 10.55
CRITICAL THERAPEUTICS, INC.
ANNUAL TARGET CASH BONUSES FOR EXECUTIVE OFFICERS
     On November 5, 2007, based on the recommendation of the Compensation Committee of the Board of Directors of Critical Therapeutics, Inc. (the “Company”), the independent directors of the Board of Directors established annual target cash bonuses for executive officers for 2008. In addition, in connection with the appointment of Trevor Phillips, Ph.D. as President and Chief Executive Officer effective April 1, 2008, the Company and Dr. Phillips entered into an amended and restated employment agreement that provides for an increase in Dr. Phillips’ annual target cash bonus. The current annual target cash bonus for 2008, as a percentage of 2008 annual base salary, for each executive officer is as follows:

Name	Position	Bonus Target %
Frank E. Thomas*	President and Chief Executive Officer	40%

Trevor Phillips, Ph.D.*	Chief Operating Officer and Senior Vice President of Operations	40%

Thomas P. Kelly	Chief Financial Officer and Senior Vice President of Finance and Corporate Development	30%

Scott B. Townsend, Esq.	General Counsel, Senior Vice President of Legal Affairs and Secretary	30%

Jeffrey E. Young	Chief Accounting Officer, Vice President of Finance and Treasurer	30%

*	On March 2, 2008, Frank E. Thomas resigned as President and Chief Executive Officer effective March 31, 2008. On March 4, 2008, the Company announced that the Board of Directors appointed Trevor Phillips, Ph.D. as President and Chief Executive Officer of the Company effective April 1, 2008.
     The Compensation Committee may make actual cash bonus awards that may be greater or less than the annual target cash bonus based on overall corporate performance and individual performance. None of the executive officers is guaranteed any annual cash bonus.